Exhibit 99.2

Presidio, Inc. Announces Closing of Initial Public Offering

NEW YORK, March 15, 2017 — Presidio, Inc. (“Presidio”) (Nasdaq: PSDO) announced today the closing of its previously announced initial public offering of 16,666,666 shares of its common stock at a price to the public of $14.00 per share. The shares began trading on March 10, 2017 on the NASDAQ Global Select Market under the ticker symbol “PSDO.” In addition, Presidio has granted the underwriters a 30-day option to purchase an additional 2,499,999 shares.

J.P. Morgan and Citigroup acted as joint book-running managers for the offering and representatives of the underwriters. Barclays and RBC Capital Markets also acted as joint book-running managers for the offering. Credit Suisse, Goldman, Sachs & Co., Wells

Fargo Securities and Evercore ISI acted as book-running managers for the offering. Guggenheim Securities, Apollo Global Securities and LionTree acted as co-managers for the offering.

This offering is being made only by means of a prospectus. A copy of the prospectus relating to the offering may be obtained from

J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, toll-free:

(866) 803-9204, email: prospectus-eq_fi@jpmchase.com; and Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island

Avenue, Edgewood, NY 11717, telephone: (800) 831-9146.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange

Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Presidio

Presidio is a leading IT solutions provider assisting clients as they harness technology innovation and simplify IT complexity to digitally transform their businesses and drive return on IT investment. Our Digital Infrastructure, Cloud and Security solutions enable our approximately 7,000 middle market, enterprise and government clients to take advantage of new digital revenue streams, omnichannel customer experience models, and the rich data insights generated by those interactions. We deliver this technology expertise through a full life-cycle model of professional, managed, and ongoing support services, including strategy, consulting, design and implementation. Through over 60 US offices and over 2,800 professionals, including approximately 1,600 technical engineers, we are trusted advisors to our clients on a local level while also bringing our national scale and expertise to bear. We had $2.7 billion in annual revenue in fiscal 2016 and are majority owned by funds affiliated with Apollo Global Management, LLC (NYSE:APO).

Contact Information

Investor Relations

866-232-3762

investors@presidio.com